Exhibit 99.1
PRESS RELEASE April 14th, 2011	For Immediate Release

Naturally Advanced Technologies and Levi Strauss & Co. Enter Into Development Agreement For CRAiLAR Flax Fiber

Portland, Ore. (April 14, 2011) - Naturally Advanced Technologies Inc. (NAT) (OTCBB: NADVF) (TSXV: NAT) today announced that it has entered into a short term CRAiLAR® Flax fiber development agreement with Levi Strauss & Co. beginning in April 2011 to support evaluation of processing CRAiLAR flax fiber in woven casual apparel products, specifically denim and non-denim, bottom and top weight fabrics.

"Levi's and Dockers are the quintessential denim and casual wear brands," said Ken Barker, CEO of NAT. "We are very excited to be working with a company like Levi's because it aligns with our broad strategic goal of identifying and partnering with the most important brands in categories upon which we believe we can make the greatest impact. I have great confidence in the ability of CRAiLAR to make a performance and economic impact for Levi's products."

Last month, the Company announced a 10-year purchasing agreement with Hanesbrands. This was the first commercialization agreement for its CRAiLAR flax fiber. Later that month, it announced a short term purchasing agreement with Georgia-Pacific to further evaluate the use of CRAiLAR in formed materials.

Naturally Advanced Technologies Inc.

Naturally Advanced Technologies Inc. develops renewable and environmentally sustainable biomass resources from flax, hemp and other bast fibers. The Company, through its wholly owned subsidiary, CRAiLAR® Fiber Technologies Inc., has developed proprietary technologies for production of bast fibers, cellulose pulp, and their resulting by-products in collaboration with Canada's National Research Council. CRAiLAR technology offers cost-effective and environmentally sustainable processing and production of natural, bast fibers resulting in increased performance characteristics for use in textile, industrial, energy, medical and composite material applications. The Company was founded in 1998 as a provider of environmentally friendly, socially responsible clothing. For more information, visit www.naturallyadvanced.com.

Neither the TSX Venture Exchange Inc. nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Forward-Looking Statement Disclaimer

This news release includes certain statements that may be deemed "forward-looking statements". All statements in this news release, other than statements of historical facts, are forward-looking statements. Forward-looking statements or information are subject to a variety of risks and uncertainties which could cause actual events or results to differ from those reflected in the forward-looking statements or information and including, without limitation, risks and uncertainties relating to: any market interruptions that may delay the trading of the Company's shares, technological and operational challenges, needs for additional capital, changes in consumer preferences, market acceptance and technological changes, dependence on manufacturing and material supplies providers, international operations, competition, regulatory restrictions and the loss of key employees. In addition, the Company's business and operations are subject to the risks set forth in the Company's most recent Form 10-K, Form 10-Q and other SEC filings which are available through EDGAR at www.sec.gov. These are among the primary risks we foresee at the present time. The Company assumes no obligation to update the forward-looking statements.

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Media Contact:
Ryan Leverenz
Lew Leverenz Associates
(415) 999-1418
ryan.leverenz@gmail.com

Investor Contact:
Rick Anguilla
Guidance Counsel
(503) 820-3565
ir@naturallyadvanced.com